Form F-1 | Greifenberg Digital Limited

Exhibit 10.2

[ ] 2022

[Name]

[Address]

[Address]

[Address]

Dear Mr. [Name],

Re: Offer of Employment

On behalf of Greifenberg Analytics Limited ("Greifenberg Analytics" or the "the Company"), we are pleased to extend this invitation to you to join our team. This offer of employment ("the Contract") will govern the terms and conditions of your employment. Our employees value quality and excellence. It is their dedication and integrity that are key to our success. We hope that you choose to join our organization and we look forward to working with you.

1.                  START DATE

Your employment with Greifenberg Analytics will commence no later than [Date] 2022 ("Start Date"), subject to any conditions in this letter.

2.                  POSITION

The Company is pleased to offer you the position of [Position Title] ("the Position"). You shall report to the Board of the Company, or as designated by the Board from time to time. The scope of the work will be to manage the business of the Company. The Company reserves the right to modify your position title, duties, and reporting structure, at any time, in its discretion.

3.                  LOCATION OF WORK

Your primary place of work is remote ("workstation") for the time being. However, you may be required to work at any other premises which Greifenberg Analytics currently has or may later acquire. You may be required to travel to other places and countries to perform your duties under the Contract. Travel locations and length of time will be based on business need.

4.                  EXCLUSIVITY OF SERVICE AND DUTIES

4.1              You agree that you will commit your full time, attention, skill and abilities to your duties of employment as are assigned to you from time to time and that you will act in the best interests of Greifenberg Analytics at all times.

4.2              You agree that you will not, without the written consent of Greifenberg Analytics, in any way directly or indirectly be engaged or employed in (in any capacity whatsoever) any other business or organization.

GREIFENBERG ANALYTICS LIMITED SUITE 130 - 10691 SHELLBRIDGE WAY, RICHMOND, BC, CANADA V6X 2W8	Page 1

4.3              You agree that if in the course of discharging your duties to the Company you are required to produce, invent, create, and/or design any work capable of being protected (or potentially protected) by any copyright, or intellectual property right, you will use your best endeavors to ensure that such production, invention, creation and/or design will not infringe the right (or potential right) of any third party.

4.4              You agree that your conduct will comply, at all times, with appropriate industry standards, to the extent such are not in conflict with the terms of this Contract.

5.                  BACKGROUND VETTING CHECKS/SATISFACTORY REFERENCES

Your employment is contingent on the completion of a satisfactory background and reference check. You understand that your failure to provide accurate and complete information may result in your offer of employment being withdrawn or this Contract shall become null and void ab initio. This offer and any employment with Greifenberg Analytics are conditional upon your non-disclosure to your current employer the compensation and incentive particulars contained in this offer, and your provision of accurate details of your current compensation (including any cash or non-cash awards). These checks may also be updated from time to time during the course of your employment, subject to applicable law. Your signature on this Contract signifies your consent to such checks.

6.                  AGREEMENT WITH OTHERS

You represent and warrant that you are not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing any of your duties of employment in accordance with the terms and conditions of this Contract. You further represent and warrant that you will not use or disclose to Greifenberg Analytics any confidential information belonging to others. You agree to provide a list of all confidentiality, inventions, non-solicitation, non-compete or other restrictive agreements to which you are or have been a party.

7.                  PROBATIONARY PERIOD

Your probationary period will be your first [two] (2) months of service commencing from the Start Date (the "Probation Period"). During the first month of the Probation Period, either party has the right to terminate the employment for any reason without notice or payment in lieu of notice. After the first month and for the remainder of the Probation Period, either party has the right to terminate the employment for any reason by giving seven (7) days' notice, or by making a payment equivalent to seven (7) days' wages in lieu of notice, subject to applicable law. Upon successful completion of the Probation Period, you will become a regular staff member ("Non-probationary employee") of Greifenberg Analytics.

GREIFENBERG ANALYTICS LIMITED SUITE 130 - 10691 SHELLBRIDGE WAY, RICHMOND, BC, CANADA V6X 2W8	Page 2

8.                  HOURS OF WORK

Your normal business hours will be from [ ]am to [ ] pm from Monday to Friday with one hour for lunch on or around [ ] to [ ]. However, on occasion you may be required to work beyond the normal business hours to discharge your duties and you agree that your salary includes compensation for all hours worked. Although you are entitled to Saturdays and Sundays off, only Sunday shall be considered a rest day for the purposes of the Employment Ordinance and other days off may be appointed as your alternative statutory holidays or substituted rest days at Greifenberg Analytics's discretion.

9.                  REMUNERATION PACKAGE

9.1              Your remuneration package will be $[ ] per month and becomes effective after the parent company, Greifenberg Digital Limited, is listed on a recognized stock exchange. You agree that you shall be responsible to pay all statutory payments relating to your employment in your workstation. This gross pay will be made on the final day of each month by bank transfer. Your first and last month's remuneration will be calculated on a pro-rata basis by reference to your start and end date, respectively.

9.2              Currently, remuneration packages are reviewed annually. Greifenberg Analytics may take any matter into account when reviewing your salary at its absolute discretion. The occurrence of a remuneration or performance review does not give rise to any right to a salary increase. Any increase in salary will be effective on the date, at the Company's sole discretion, of the relevant year in which your salary is increased, and Greifenberg Analytics reserves the right to make such determinations at any time during year and affect the increase retroactively, in its sole discretion.

9.3              A discretionary bonus of such amount, if any, as of the Board deems appropriate, having regard to the Company's and your own performance in respect of each financial year of the Company and payable on the Company's usual payroll date in the month following the grant of the discretionary bonus.

9.4              You will be entitled to participate in any employee share option or incentive scheme implemented by the Company, if available from time to time.

9.5              Your compensation details are highly confidential, and it is a condition of your employment that you ensure they are kept confidential.

10.              ANNUAL LEAVE, SICK LEAVE AND OTHER LEAVES

In addition to the public holidays normally applicable in Canada, you will be entitled to annual leave of three (3) weeks paid holidays to be taken at such time or times as agreed by the Company. You will not be eligible to take any vacation time until the completion of the ninety (90) days probationary period. For the avoidance of doubt, any unused annual leave entitlements for any calendar year can only be carried forward for two months into the following calendar year, after which you agree to forfeit such entitlement.

GREIFENBERG ANALYTICS LIMITED SUITE 130 - 10691 SHELLBRIDGE WAY, RICHMOND, BC, CANADA V6X 2W8	Page 3

11.              PERIOD OF NOTICE AND TERMINATION OF EMPLOYMENT

If you wish to terminate your employment with Greifenberg Analytics after becoming a Non-probationary employee, you must give [one] (1) month notice in writing. Similarly, if Greifenberg Analytics terminates your employment, it will provide [one] (1) month written notice. Either party may make a payment in lieu of notice equal to your base salary for the one (1) month period or, if Greifenberg Analytics chooses to terminate your employment (but not otherwise), such portion thereof that Greifenberg Analytics determines you shall not work. Either party may waive or reduce the notice period by mutual consent. However, these notices will not apply if your employment is terminated for reasons of misconduct, or a serious or persistent breach of the terms of your employment, in which event Greifenberg Analytics will have the right to terminate your employment without notice or payment in lieu.

12.              GARDEN LEAVE

You acknowledge that under the Contract, Greifenberg Analytics shall have the right to place you on a Garden Leave. During any period of notice or Garden Leave Period, you will remain a Company employee and therefore cannot act against the interests of Greifenberg Analytics.

13.              COMPANY PROPERTY

Upon termination of your employment or at any earlier time as requested by Greifenberg Analytics, you agree that you will, as soon as practicable, return to Greifenberg Analytics all company property, including but not limited to your identification badge, Company credit cards, Company-owned equipment (such as cellular telephones, beepers, and laptop computers), and all documents and materials (and copies thereof) received from or created for or by the Greifenberg Analytics Companies or any of them, including but not limited to documents and materials containing Confidential Information (as defined below).

14.              COMPANY POLICIES

During your employment with Greifenberg Analytics, you shall observe and comply with all policies, rules, regulations and/or directives of Greifenberg Analytics as may be distributed by the Company (which may be amended from time to time). The policies, rules, regulations and/or directives, if so indicated, will form part of the terms and conditions of your employment, and be incorporated into your employment contract except so far as they are inconsistent with the terms of this Contract. Otherwise, they will not be contractual.

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15.              GRIEVANCE AND DISCIPLINARY PROCEDURE

The aim of Greifenberg Analytics is to be a fair employer and have procedures for dealing with any grievances or disciplinary matters that may arise during your employment. It is the Company's intention that most issues will be clarified by good communication. Nevertheless, the Company will endeavor to follow a structured process for communicating grievances and performance improvement issues, which is non-contractual in nature, or such grievance and disciplinary policies as the Company may have, from time to time, or as may otherwise be required under applicable law.

16.              CONFIDENTIAL INFORMATION

16.1          You acknowledge that during the course of your employment by Greifenberg Analytics, you may become aware of Confidential Information. Confidential Information consists of all information that is not generally known to the public at the time made known to you and that is or may be used in the business of any of the Greifenberg Analytics Affiliated Companies ("Greifenberg Analytics Companies"). It includes but is not limited to trade secrets; secret, confidential, or proprietary information; computer passwords and program designs; proprietary computer software designs and hardware configurations; proprietary technology; new product or service ideas; business plans; marketing, financial, trading, research, and sales data; customer, prospect, vendor, or personnel lists; financial and other personal information regarding customers, sources, or employees; confidential information about third parties that such third parties disclose to Greifenberg Analytics in confidence; and information expressly designated as "Greifenberg Analytics Highly Confidential," "Greifenberg Analytics Confidential," or "Greifenberg Analytics Internal" or words of the like. Confidential Information does not include information which is in the public domain and not as a result of a breach by you of this provision.

16.2          You acknowledge that all Confidential Information is imparted to you in a relationship of confidence. You agree that during your employment and thereafter, you will not copy, reproduce, use, disclose, or discuss in any manner, in whole or in part, any Confidential Information unless (i) necessary for you to perform your duties and responsibilities under the Contract; (ii) necessary for employees or other agents of the Greifenberg Analytics Affiliated Companies to perform their duties and responsibilities; or (iii) authorized in writing by Greifenberg Analytics.

You also agree that you will not retain any copies, notes, or excerpts of Confidential Information upon termination of your employment. You agree you will promptly notify the Greifenberg Analytics of any inadvertent, unauthorized, or negligent copying, reproduction, use, disclosure, or discussion of Confidential Information, and that you will not open, read, or in any way access Confidential Information without authorization.

GREIFENBERG ANALYTICS LIMITED SUITE 130 - 10691 SHELLBRIDGE WAY, RICHMOND, BC, CANADA V6X 2W8	Page 5

17.              INVENTIONS

17.1          You agree that you will immediately disclose in writing and assign to Greifenberg Analytics as Greifenberg Analytics's exclusive property all ideas, concepts, writings, inventions, improvement, design, copyright, products, methods, techniques, discoveries, improvements, and technical or business innovations, or other intellectual property rights of any nature whatsoever (the ("Inventions") which you make or conceive directly or indirectly, whether or not patentable, registerable, or copyrightable, either solely or jointly with others, during the period of your employment. All written or computer coded materials manifested in documents, systems design, disks, tapes, drawings, reports, specifications, data, memoranda, or otherwise (the "Materials") made or conceived during your employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of Greifenberg Analytics. To the extent that the Materials may be held not to belong to Greifenberg Analytics, you hereby assign the sole right, title, and interest in the Materials to Greifenberg Analytics. If you make any Inventions that do not belong to Greifenberg Analytics under the relevant law of Hong Kong, you agree that you will forthwith exclusively license or assign (as determined by Greifenberg Analytics Analytics) to Greifenberg Analytics your rights in relation to such inventions and will deliver to Greifenberg Analytics all documents and other materials relating to them. Greifenberg Analytics will pay to you such compensation for the license or assignment as Greifenberg Analytics will determine in its absolute discretion, subject to the relevant law of Hong Kong. In addition, you agree that you will execute all necessary paperwork and provide all other reasonable assistance requested by Greifenberg Analytics, either during your employment or thereafter, to enable Greifenberg Analytics to obtain, maintain, or enforce in itself or its nominees, patents, copyrights, trademarks, or other legal protection on the Inventions in any and all countries. These provisions with respect to inventions and materials apply only to Inventions and Materials which (i) are along the lines of the business or work of any of the Greifenberg Analytics Companies; (ii) result from or are suggested by any work which you do for the Greifenberg Analytics Companies; (iii) are made or conceived using equipment or other materials of the Greifenberg Analytics Companies; or (iv) are made or conceived during your work performed under this Contract.

17.2          You agree that (i) your wages are full compensation for your services and all present and future uses of copyright works made by you in the course of your employment; and (ii) you will not make any claims against the Company with respect to those copyright works. If, at any time during your employment under this Contract, you (whether alone or with any other person or persons) shall make any invention which relates either directly or indirectly to the business of Greifenberg Analytics or any Greifenberg Analytics Company, you shall immediately disclose to Greifenberg Analytics in writing and no one else, in full details, including drawings and models, of such invention so that Greifenberg Analytics may determine, whether or not it is an Invention.

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18.              COVENANTS

18.1          You hereby agree that you shall not during the period of your employment hereunder and for a period of six (6) months after the termination of this Contract for whatever reason, whether directly or indirectly, on your own account or in conjunction with or on behalf of any person or entity:

(a)            solicit or entice away from Greifenberg Analytics, or employ or cause any third party, to employ or engage any person who has been a client, agent, employee, contractor, sub-contractor, or supplier of Greifenberg Analytics at any time within a period of twelve (12) months prior to the termination of this Contract; or

(b)            solicit or induce or otherwise interfere with any person or entity who is or has been a client, agent, contractor, sub-contractor, supplier or business associate of Greifenberg Analytics during the twelve (12) months prior to the termination of the Contract and with whom you had contact or oversight during that period to cease dealing with Greifenberg Analytics or to restrict or reduce its volume, extent or duration of trade, dealing or transaction with Greifenberg Analytics, or introduce or cause to be introduced such person or entity to any business or activity which is in competition or otherwise inconsistent with the interest of Greifenberg Analytics.

18.2          In view of the fact that you will in the course of your employment acquire knowledge of Greifenberg Analytics' trade secrets, Confidential Information, and/or will have insight into Greifenberg Analytics customer base, you undertake not to perform any activity competing with Greifenberg Analytics during the term of this Contract as well as after the term of this Contract for a period of three (3) months in any jurisdiction in which (i) you worked or had oversight or managerial responsibilities in the twelve (12) months immediately preceding the termination of your employment and (ii) you, by virtue of your employment, obtained Confidential Information about Greifenberg Analytics' customer base, clients, products, services, pricing, or trade secrets.

19.              SYSTEMS ACCESS

In order to carry out your responsibilities, you may be given access to various computer systems and may be given passwords, user identifications, or other authenticating information ("password(s)"). You agree that you will not disclose your password(s) to anyone except in accordance with Greifenberg Analytics policy. While incidental and occasional personal use of systems may occur, this is not the purpose of providing access; rather, all systems accessed generally are to be used for legitimate Greifenberg Analytics business purposes only, and all items created or accessed will be treated as Greifenberg Analytics property for purposes of monitoring, access, review, and disclosure by Greifenberg Analytics. You agree that you will adhere to all software licensing agreements or other agreements applicable to systems and to Greifenberg Analytics' expectations and policies regarding systems usage. Your authorization to access Greifenberg Analytics systems shall expire when you leave Greifenberg Analytics' employ or at such time as Greifenberg Analytics considers appropriate.

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20.              EQUAL OPPORTUNITY POLICY

Greifenberg Analytics is an equal opportunity employer and does not permit discrimination or harassment on the basis of family status (i.e., having responsibility for the care of an immediate family member); sex; gender; disability; and race, or any other basis protected by the law of Hong Kong.

21.              DATA PROTECTION

21.1          Greifenberg Analytics complies with its statutory obligations regarding the personal data of its employees. For further information on the use of employee data, please refer to Greifenberg Analytics's Data Protection Policy. Your personal data, including the data of any "covered person," as defined in the Data Protection Policy, will be used for purposes of Greifenberg Analytics' administration and management of its employees and business, including but not limited to general human resources management purposes, intra-group communications, security monitoring, internal risk management and ethical compliance investigations, and monitoring compliance with Greifenberg Analytics' obligations and internal rules. Accordingly, it may be transferred within Hong Kong or overseas to persons in our affiliated companies, third parties who provide services to Greifenberg Analytics, government departments and regulatory authorities, or any actual or proposed purchaser of all or part of the business of Greifenberg Analytics or, in the case of any merger, acquisition or other public offering, the purchaser or subscriber for shares in Greifenberg Analytics or its affiliates.

21.2          You warrant that when you collect any personal data from any "covered person" you make such "covered person" aware that his/her personal data will be shared with Greifenberg Analytics and that his/her personal data may be used and transferred by Greifenberg Analytics for the purposes and in the manner described in this provision.

22.              ENTIRE AGREEMENT AND GOVERNING LAW

22.1          This Contract (together with any rules, directives, policies, procedures and regulations expressly stated to be contractual) constitutes the entire terms and conditions of your employment. Further verbal or written agreements have not been made. Previous written or verbal agreements and employment contracts are hereby superseded. Any schedules attached hereto form an integral part of this Contract.

22.2          No waiver, alteration, amendment, or modification of this Contract (including this Paragraph) shall be valid, unless in writing signed by you and Greifenberg Analytics and only to the extent therein set forth. The failure of Greifenberg Analytics to strictly enforce any of its terms provisions or covenants shall not be construed as a waiver of the same or of the right of Greifenberg Analytics to enforce the same.

22.3          This letter is governed by and construed in accordance with the laws of the British Columbia, Canada, and you and Greifenberg Analytics submit to the non-exclusive jurisdiction of the British Columbia, Canada courts and tribunals.

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23.              NOTICES

Any notice to be given under this Contract must be given in writing and may be given either personally or by registered mail. Any notice you are required to provide must be handed to your direct manager or mailed addressed to Greifenberg Analytics at the address set out on the first page of this Contract. If Greifenberg Analytics is required to provide you with notice, it will be either handed to you or addressed to you at your last known place of residence.

24.              SEVERABILITY

The various provisions of this Contract are severable and if any provision or any part thereof is held to be unenforceable by any court then such unenforceability will not affect the enforceability of the remaining provisions or identifiable parts thereof in this Contract.

The details of this offer of employment are confidential and should not be discussed with any third party. Please confirm your acceptance of this offer by signing and dating the enclosed copy of this Contract and the enclosed documents and returning an original copy to me no later than one (1) week from the date of this letter. Your failure to timely return an executed copy of this Contract will result in its withdrawal.

By signing this Contract, you are acknowledging that: (i) you have had sufficient time to review its contents; (ii) you have been given an opportunity to obtain advice concerning its contents and effect; and (iii) you have read and understand the contents of this contract and your obligations.

For and on behalf of Greifenberg Analytics Limited ______________________ [Name] [Title]

I, [Name], confirm that I have read, understood, and accept the terms of this offer of employment. I agree to abide by such terms and conditions.

Accepted and Agreed.

Signed: _____________________

Dated: ______________________

GREIFENBERG ANALYTICS LIMITED SUITE 130 - 10691 SHELLBRIDGE WAY, RICHMOND, BC, CANADA V6X 2W8	Page 9